Financial Statements of
SYNSORB Biotech Inc.
September 30, 2002 and 2001

SYNSORB Biotech Inc.

Balance Sheets
September 30, 2002 and December 31, 2001
	2002	2001
(in thousand of dollars)	$	$
	(unaudited)	(audited)
ASSETS

Current
Cash and cash equivalents	308	5,841
Accounts receivable	20	62
Prepaids	248	153
	576	6,056

Capital assets (Note 1)	4,595	10,783

Investments (Note 3)	242	5,745

	5,413	22,584

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities (Note 1)	249	4,871
Current portion of long-term debt	-	5,910
	249	10,781

Alberta Heritage Foundation grant	387	387
	636	11,168

Shareholders’ equity
Share capital (Note 4)	72,625	84,271
Deficit	(67,848)	(72,855)
	4,777	11,416

	5,413	22,584

See accompanying notes

APPROVED BY THE BOARD

(Signed)  “Jim Silye
Jim Silye, Director

(Signed)  “Tim Tycholis”
Tim Tycholis, Director

SYNSORB Biotech Inc.
Statements of Loss and Deficit
Periods Ended September 30, 2002 and 2001
	Three Months Ended		Nine Months Ended
(unaudited)	September 30	September 30	September 30	September 30
	2002	2001	2002	2001
(in thousands of dollars, except per share amounts)	$	$	$	$

Revenue
Interest income	2	93	31	465
Other	-	-	107	214
	2	93	138	679
Expenses
Research and development	-	1,780	-	6,017
Operating	562	894	1,206	3,295
Interest on long-term debt	-	189	71	644
Maintenance of patents	54	-	229	-
Amortization	6,079	282	6,151	828
	6,695	3,145	7,657	10,784

Loss before the following	(6,693)	(3,052)	(7,519)	(10,105)

Gain on the sale and distribution of Oncolytics
shares (Note 3)	126	1,694	12,997	1,694

Share of loss from equity investment in
Oncolytics (Note 3)	-	(497)	(471)	(1,382)

Income/(loss) before tax	(6,567)	(1,855)	5,007	(9,793)

Recovery of future income taxes	-	243	-	426

Net income/(loss) for the period	(6,567)	(1,612)	5,007	(9,367)

Deficit, beginning of period	(61,281)	(57,622)	(72,855)	(49,867)

Deficit, end of period	(67,848)	(59,234)	(67,848)	(59,234)

Basic and diluted net income/(loss) per common
share (Note 5)	(1.32)	(0.33)	1.01	(1.89)

See accompanying notes

SYNSORB Biotech Inc.
Statements of Cash Flows
Periods Ended September 30, 2002 and 2001
	Three Months Ended		Nine Months Ended
(unaudited)	September 30	September 30	September 30	September 30
	2002	2001	2002	2001
(in thousands of dollars)	$	$	$	$

Operating Activities
Net income (loss) for the period	(6,567)	(1,612)	5,007	(9,367)
Add non-cash items
Amortization	6,079	282	6,151	828
Share of loss from equity investment
in Oncolytics (Note 3)	-	497	471	1,382
Gain on sale and distribution of
Oncolytics shares (Note 3)	(126)	(1,694)	(12,997)	(1,694)
Recovery of future income taxes	-	(243)	-	(426)
Cash flow from operations	(614)	(2,770)	(1,368)	(9,277)
Decrease in accounts receivable	34	48	42	121
Decrease (increase) in prepaid expenses	92	5	(95)	(143)
Decrease in accounts payable and
accrued liabilities	(262)	(190)	(4,622)	(808)
	(750)	(2,907)	(6,043)	(10,107)

Investing Activities
Proceeds from sale of capital assets	-	-	37	-
Purchase of capital assets	-	(249)	-	(842)
Proceeds from sale of Oncolytics shares	207	2,363	6,429	2,363
	207	2,114	6,466	1,521
Financing Activities
Common shares issued on exercise of
options and warrants	-	-	-	126
Costs of distribution of shares in Oncolytics	-	-	(46)	-
Repayment of long-term debt	-	(752)	(5,910)	(2,016)
	-	(752)	(5,956)	(1,890)

Decrease in cash and cash equivalents
during the period	(543)	(1,545)	(5,533)	(10,476)

Cash and cash equivalents, beginning of
period	851	9,890	5,841	18,821

Cash and cash equivalents, end of period	308	8,345	308	8,345

Cash interest paid	-	189	71	644
Cash interest received	2	104	31	529
Cash taxes paid	-	40	10	71

See accompanying notes

SYNSORB Biotech Inc.

Notes to the Financial Statements (unaudited)

Periods Ended September 30, 2002 and 2001

1.

Nature of  Operations

Prior to December 10, 2001 SYNSORB Biotech Inc. (“SYNSORB” or “the Company”) conducted pharmaceutical drug development with respect to SYNSORB Cd® for the prevention of recurrent C.difficile associated diarrhea. On December 10, 2001 the Company terminated development of SYNSORB Cd® including its phase III clinical trials and subsequent to this date the Company had no drug in active development. It remains the Company’s intention to remain as a going concern, and through possible merger, acquisition, licensing of technology or other transaction, to continue as a public company.

Measurement Uncertainty

As a result of the decision to halt development of SYNSORB Cd®, the Company made provision for future wind-down costs and wrote down the carrying value of its capital assets in its financial statements for the year ended December 31, 2001. These cost provisions and write-downs incorporate estimates of potential costs, market realizations and timing which are uncertain and dependent on factors over which management may have no control. These cost provisions and write-downs have been reviewed as at September 30, 2002.

Provision for SYNSORB Cd® Trial Wind-Down Costs

A provision for the future wind-down costs of the clinical trials, reduction in staff and elimination of other costs associated with the development of SYNSORB Cd® totaling $3,830,000 was included in the results for the year ended December 31, 2001.  An additional provision amount of $50,000 was included in the results for the period ended June 30, 2002.  As at September 30, 2002 the entire provision amount had been utilized.  No further wind-down costs are anticipated.

Impairment of Capital Assets

 As part of its drug development activity, SYNSORB built a cGMP-compliant manufacturing facility in 1998. The Company has determined that continued ownership of its manufacturing facility was unnecessary and the facility and equipment has been advertised for sale. As a result of this action the Company wrote-down the value of its building and land and manufacturing equipment for the period ended September 30, 2002 to their estimated net realizable value of $3,525,000 and $1,000,000, respectively (December 31, 2001; $8,600,000 and $2,000,000, respectively).

2.

Summary of Significant Accounting Policies

The interim financial statements of SYNSORB Biotech Inc. (“the Company”) have been prepared in accordance with Canadian generally accepted accounting principles. The accounting policies followed for the period ended September 30, 2002 do not differ from those disclosed in the annual financial statements for the year ended December 31, 2001, except for accounting for stock-based compensation and investments. These interim financial statements should be read in conjunction with the annual financial statements of the Company.

Stock-Based Compensation

On January 1, 2002 the Company adopted the new CICA standard for stock-based compensation. As permitted by CICA the Company has applied this change prospectively for new awards granted on or after January 1, 2002. During the third quarter ended September 30, 2002, the Company did not grant any stock options nor provide any direct awards of stock or stock-based payments. Accordingly, these interim financial statements will not be affected by the new standard.

For Stock options granted to employees and directors on or after January 1, 2002 under stock option plans with no cash settlement features, the Company has chosen to recognize no compensation. However, direct awards of stock to employees and stock and stock option awards granted to non-employees will be accounted for in accordance with the fair value method of accounting for stock-based compensation. The fair value of direct awards of stock are determined by the quoted market price of the Company’s stock and the fair value of stock options are to be determined using the Black Scholes option pricing model. In periods prior to January 1, 2002, the Company recognized no compensation when stock or stock options were issued to employees. Pro forma information will be required in the event stock options are granted or direct awards of stock or stock-based payments are provided.

Investments

The Company used the equity method of accounting for its investment in Oncolytics Biotech Inc. (“Oncolytics”) up until the distribution of the majority of its holding in Oncolytics on May 15th, 2002.  Subsequent to this date, the investment has been accounted for on a cost basis and accordingly, no further results from Oncolytics have been included in the financial statements.

3. Business Acquisitions and Dispositions Oncolytics Biotech Inc (“Oncolytics”)

On May 7, 2002 approval was received from both the shareholders of the Company and the shareholders of Oncolytics for the distribution of not less then 4,000,000 Oncolytics shares to the shareholders of the Company on a pro rata basis. On May 8, 2002 the Company received approval from the Court of the Queen’s Bench of Alberta to distribute  these Oncolytics shares and the distribution of 4,000,000 Oncolytics shares was made effective May 15, 2002. The deemed value of these shares on the date of distribution, net of legal fees with respect to the transaction, was $11,600,000 resulting in a gain on distribution of $8,325,000. The transaction was marked to market and accounted for as a return of capital (see Note 4). As part of this transaction the Company’s holding of 1,500,000 million shares in BCY Life Sciences was transferred to Oncolytics. No value had been assigned to these shares in the accounts of the Company and no gain or loss was recorded as a result of the transaction. The market value of the BCY shares on May 15, 2002 was $300,000.

During the third quarter of 2002, the Company sold 100,000 freely tradeable shares in Oncolytics for net proceeds of $207,000 resulting in a gain on sale of $126,000.

As at September 30, 2002 the Company held 295,000 common shares of Oncolytics.  Subsequent to September 30, 2002, the Company sold all 295,000 shares of Oncolytics for net proceeds of $469,000.

4.

Share Capital

Authorized and issued share capital

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares issuable in series.

	Common Shares	Amount
Balance, December 31, 2001 and March 31, 2002	4,959,902	$ 84,271,000
Return of capital on distribution of Oncolytics shares (Note 3)	-	(11,646,000)
Balance, September 30, 2002	4,959,902	$ 72,625,000

On May 15, 2002, the shareholders of the Company approved the consolidation of the common shares on the basis of one new common share being issued for every eight previously issued and outstanding common shares.  All outstanding share and option numbers reflect the one for eight consolidation. The consolidated shares began trading on May 16, 2002.  Simultaneously with the share consolidation was the distribution of the 4,000,000 shares in Oncolytics to the shareholders of the Company.  This distribution was accounted for as a capital transaction and accordingly, the stated capital of the common shares was reduced by $11,646,000.

Options and Warrants

The Company has issued stock options to acquire common stock through its option plan of which the following were outstanding at September 30, 2002.

		Weighted Average
	Options	Exercise Price
Outstanding at end of the quarter, June 30, 2002	90,578	$ 43.97
Granted during the quarter	-	-
Forfeited during the quarter	(23,762)	$ 21.46
Expired during the quarter	-	-
Outstanding at end of the quarter, September 30, 2002	66,816	$ 51.98
Options exercisable at end of the quarter, September 30, 2002	64,941	$ 53.21

In addition, the Company has granted options and warrants to underwriters and financial institutions pursuant to public offerings and private financings, of which 10,625 warrants (June 30, 2002; 15,625 warrants) were outstanding at September 30, 2002, with a weighted average exercise price of $36.00 per share (June 30, 2002; $42.40 per share).

5.

Income (Loss) per Common Share

Income (loss) per common share calculations are based on net income (loss) for the period as the numerator in the calculation and the weighted average number of common shares outstanding during the period, adjusted for the 1 for 8 stock consolidation described in Note 4, (September 30, 2002; 4,959,902, September 30, 2001; 4,956,441) as the denominator.

6.

Related Party Transactions

During the third quarter the Company paid $84,214 (June 30, 2002; $129,530) to Scout Capital Corporation (“Scout”) as reimbursement of Scout’s costs with respect to the Company’s annual general meeting. An additional amount of $34,060 was paid to Scout during the third quarter to reimburse Scout for expenses incurred on behalf of the Company.

7.

Class Action Lawsuit

A class action statement of claim for violations of Federal securities laws was brought against the Company and its executive officers in the United States District Court, Southern District of New York, on January 17th, 2002. A second action, citing identical particulars, was filed with the same court on February 22, 2002, and three other complaints were later filed.  These actions were subsequently consolidated into one claim.  The Company has advised its insurance carriers with respect to this claim and retained legal counsel. Under terms of its insurance policies, the Company has the obligation to fund $200,000 with respect to legal costs associated with contesting this action. This amount was paid on March 8, 2002. No accrual has been made in the accounts for any possible outcome of this action as such an estimate cannot be made at this time.

8. Contingencies and commitments Performance Based Compensation

A performance based compensation plan was put in place in March of 2002 for certain Directors.  Under the plan these individuals are eligible to receive bonuses based on increasing the Company’s market capitalization above its amount on March 19, 2002. Payments are linked to distributions made to shareholders, the possible sale, amalgamation or wind-up of the Company, and its market capitalization upon completion of restructuring activities currently underway.